Exhibit 99.1

ERICO International Corporation

Announces Record First Quarter 2005 Results

SOLON, OH - May 12, 2005 — ERICO International Corporation (bond ticker CADDY) today reported results for its first quarter ended March 31, 2005.

Net sales in the first quarter of 2005 were $89.9 million, an increase of $6.5 million, or 7.8%, compared with first quarter 2004 sales of $83.4 million. The increase in net sales was due primarily to higher sales volume and increased selling prices. This performance is a new record for first quarter sales.

Gross profit in the first quarter of 2005 was $30.9 million, up $1.1 million, or 3.7%, from the first quarter 2004 gross profit of $29.8 million.

Operating expenses in the first quarter of 2005 were $21.6 million, up $0.3 million, or 1.3%, from first quarter 2004 operating expenses of $21.3 million. As a percentage of net sales, operating expenses decreased to 24.0% in the first quarter of 2005 from 25.6% for the first quarter of 2004. The decrease in operating expenses as a percent of sales in the first quarter of 2005 was due to the higher sales level along with management’s continued focus on controlling expenses.

The Company’s net cash used by operating activities in the first quarter of 2005 was $7.9 million, compared with $5.0 million used in the first quarter of 2004. The Company generated EBITDA of $12.9 million in the first quarter of 2005, compared with EBITDA of $11.1 million in the first quarter of 2004, an increase of $1.8 million, or 16.3%. These results represent a new record for EBITDA generation by the Company in the first quarter of a fiscal year. See below for the Company’s definition of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities computed in accordance with accounting principles generally accepted in the United States (“GAAP”).

CONFERENCE CALL

The Company will hold a conference call at 10:00 a.m. (Eastern) on Thursday, May 12, 2005 to provide an overview of the Company’s operating results for the first quarter ended March 31, 2005. Those interested in hearing the conference call may listen via telephone by dialing 1-888-639-6218 (the ID for the call is 695979).

ERICO is a leading designer, manufacturer and marketer of precision-engineered specialty metal products serving global niche product markets in a diverse range of electrical, commercial and industrial construction, utility and rail applications. The Company is headquartered in Solon, Ohio, USA, with a network of sales locations serving more than 25 countries and with manufacturing and distribution facilities worldwide. For more information, visit www.erico.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Statements in this release that are not historical facts are forward-looking statements, as that term is defined by the federal securities laws, and can be identified by the use of terminology such as “believe,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “continue,” “positioned,” “strategy” and similar expressions. These statements are only the Company’s predictions and not guarantees of future performance. The Company’s actual results may differ materially from those contained in the forward-looking statements in this release as a result of risks, uncertainties and contingencies that include, without limitation, general economic conditions in the markets in which the Company operates, industry related and other factors such as the availability of sufficient amounts of raw materials, particularly steel and copper, and the Company’s ability to acquire these raw materials on an economic basis; risks associated with foreign operations, including fluctuations in exchange rates of foreign currencies; competitive pressures on pricing; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; prolonged work stoppages; governmental or regulatory policies; product warranty, product liability and product recall costs; rapid increases in health care costs; the Company’s acquisition activities; the Company’s substantial debt and leverage and ability to service its debt; the restrictive covenants contained in the agreements governing the Company’s indebtedness; the Company’s ability to realize revenue growth; the Company’s ability to implement initiatives designed to increase operating efficiencies and improve results; the loss of major customers; acts of war or terrorism; and other risks and uncertainties set forth under “Risk Factors” in the Company’s SEC filings, including its Annual Report on Form 10-K filed with the SEC on March 9, 2005 and available at www.sec.gov. The Company undertakes no obligation, except as required by law, to update these statements.

ERICO International Corporation and Subsidiaries

Condensed Consolidated Income Statements
(Dollars in Thousands)

	Three Months Ended
	March 31,
	2005	2004
	(Unaudited)
Net sales	$89,950	$83,450
Cost of sales	59,001	53,611

Gross profit	30,949	29,839
Operating expenses	21,619	21,339

Operating income	9,330	8,500
Interest expense, net	3,880	3,490
Foreign exchange loss, net	191	424
Other expense	—	1,236

Income before income taxes	5,259	3,350
Provision for income taxes	2,049	1,328

Net income	$3,210	$2,022

ERICO International Corporation and Subsidiaries

Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Per Share Amounts)

	March 31,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,292	$2,321
Trade accounts receivable, net	55,655	50,485
Inventories, net	61,182	59,600
Other current assets	7,570	8,909

Total current assets	127,699	121,315
Property, plant and equipment, net	49,126	52,522
Goodwill	101,403	101,303
Other intangible assets, net	36,915	36,905
Other assets	10,547	10,676

Total assets	$325,690	$322,721

Liabilities and stockholder’s net investment
Current liabilities:
Trade accounts payable	$30,565	$26,422
Accrued compensation	8,212	13,446
Dividend payable	—	15,000
Other current liabilities	15,174	21,874

Total current liabilities	53,951	76,742
Long-term debt	177,139	152,175
Deferred income taxes	28,674	28,894
Other long-term liabilities	16,219	16,785
Stockholder’s net investment:
Common stock, par value $1.00 per share, 1,500,000 shares authorized, 1 share issued and outstanding	—	—
Parent company investment	49,909	46,699
Accumulated other comprehensive (loss) income	(202)	1,426

Total stockholder’s net investment	49,707	48,125

Total liabilities and stockholder’s net investment	$325,690	$322,721

ERICO International Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in Thousands)

	Three Months Ended March 31,
	2005	2004
Operating activities
Net income	$3,210	$2,022
Depreciation and amortization	3,784	3,036
Other operating activities	(14,895)	(10,070)

Net cash used in operating activities	(7,901)	(5,012)
Investing activities
Capital expenditures	(699)	(171)
Other investing activities	(398)	(44)

Net cash used in investing activities	(1,097)	(215)
Financing activities
Dividends paid	(15,000)	(25,000)
Net borrowings (payments) on revolving line of credit	24,964	(14,605)
Proceeds from issuance of subordinated debt	—	121,500
Principal payments on long-term debt	—	(72,950)
Financing fees paid	—	(4,316)

Net cash provided by financing activities	9,964	4,629
Effect of exchange rate changes on cash and cash equivalents	5	(4)

Increase (decrease) in cash and cash equivalents	971	(602)
Cash and cash equivalents at beginning of period	2,321	2,421

Cash and cash equivalents at end of period	$3,292	$1,819

The Company defines EBITDA, a non-GAAP financial measure, as net income plus income taxes, interest expense, net, depreciation, amortization and certain other non-cash, non-recurring items. The Company has chosen to present EBITDA because the Company believes it is a widely accepted financial indicator of a company’s ability to service and incur indebtedness and because EBITDA is used in the Company’s financial debt covenants. Additionally, management uses EBITDA, among other financial measures, for planning and forecasting purposes. However, EBITDA should not be considered as an alternative to net cash provided by operating activities as a measure of liquidity in accordance with GAAP. Since EBITDA is not calculated identically by all companies, the Company’s method of computation may not be comparable to those disclosed by other companies. Following is a reconciliation of EBITDA to net cash provided by operating activities, which the Company believes is the most directly comparable GAAP measure of a company’s ability to service and incur indebtedness:

	Three Months Ended
	March 31,
	2005	2004
Net cash used in operating activities	$(7,901)	$(5,012)
Interest expense, net	3,880	3,490
Provision for income taxes	2,049	1,328
Foreign exchange loss, net	(191)	(424)
Deferred taxes	219	205
Amortization of financing fees and discount on senior subordinated notes included in interest expense, net	(223)	(175)
Net changes in operating assets and liabilities	15,090	11,700

EBITDA	$12,923	$11,112

Contact:	Polly Bloom
Investor Relations
(440) 542-1304